EXHIBIT 5.1
CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1478
FAX (509) 747-1770

January 3, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D. C. 20549
RE: FrequentTraveller.com Inc.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering and it is my opinion that:

1. FrequentTraveller.com Inc. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Las Vegas, Nevada and its principal place of business located 11 Bellwether Way, Suite 305, Bellingham, Washington 98225. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with therewith on October 29, 2002. The Company's existence and form is valid and legal pursuant the laws of the State of Nevada.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The 4,306,500 shares of common stock previously issued which are being registered for resale by shareholders enumerated in the Company’s Form SB-2 registration statement are in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold by the Company and the enumerated selling shareholders under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Securities and Exchange Commission
RE: FrequentTraveller.com Inc.
January 3, 2006

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors’ resolution, the Company has authorized the issuance of up to 4,000,000 shares of common stock.

8. The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, $0.001 par value.

9. Therefore, the 4,000,000 shares of common stock offered for sale by the Company, when issued, will be validly and legally issued, duly authorized, fully paid and non-assessable.

10. Further, the 4,306,500 shares of common stock previously issued by the Company, which are being registered for resale by shareholders enumerated in the Company’s Form SB-2 registration statement, were validly and legally issued, duly authorized, fully paid and non-assessable.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak